Exhibit 4.7

REPURCHASE AGREEMENT

REPURCHASE AGREEMENT, dated as of March 26, 2004 (the “Agreement”), by and between Teleglobe Bermuda Holdings Ltd, a Bermuda company (the “Company”), and Gemini Trust (the “Purchaser”).

WHEREAS, TLGB Acquisition LLC, a Delaware limited liability company (“TLGB”) and the Purchaser are parties to certain Share Purchase Agreements, dated as of October 1, 2003 (the “Share Purchase Agreements”), whereby the Purchaser acquired the number of common shares, par value $0.01 per share of Teleglobe International Holdings Ltd, a Bermuda company (“TIHL”) (or any shares into which such common shares may be converted or exchanged whether by merger or otherwise, the “Shares”) as is set forth opposite the Purchaser’s name on Schedule A attached hereto (as adjusted for the bonus issuance of shares that occurred on January 26, 2004); and

WHEREAS, TLGB, the Company and the Purchaser have agreed to eliminate transfer restrictions in the Share Purchase Agreements in the event of the termination of employment of Gerald Porter Strong with the Company or any of its affiliates for (a) disability, (b) resignation with Good Reason and (c) termination without Cause; and

WHEREAS, the Company and the Purchaser wish to set forth their understanding with respect to certain of the rights of the Company to repurchase the Shares acquired by the Purchasers pursuant to the Share Purchase Agreements.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Repurchase by the Company.  At any time within six (6) months after (i) termination of the employment of Mr. Strong by the Company or any of its affiliates for Cause (as defined herein below); or (ii) termination of the employment of Mr. Strong with the Company or any of its affiliates by resignation without Good Reason (as defined herein below), the Company shall have the right, but not the obligation, to purchase from the Purchaser in the case of the termination or resignation of Mr. Strong and the Purchaser shall sell to the Company, any or all of the Shares that such person owns for an amount per share equal to the purchase price per share (as adjusted for stock splits, stock dividends, combination or reclassification of shares or other similar events) paid by the Purchaser pursuant to the Share Purchase Agreements.

Notwithstanding any provision contained herein to the contrary, prior to December 31, 2006, if requested by the Company or any of its affiliates, Mr. Strong shall continue to serve as a member of the Board of Directors of the Company or any of its affiliates or as a member of an advisory board of the Company or any of its affiliates, or, if the Company or any of its affiliates shall not so request, the Company or any of its affiliates shall otherwise employ Mr. Strong to provide such services to the Company or any of its affiliates through December 31, 2006 on terms to be mutually agreed upon by Mr. Strong and the Company or any of its affiliates.  In such case, the repurchase of Shares described in this Section 1 may not occur prior to December 31, 2006, unless Mr.

Strong voluntarily terminates his membership on such Board of Directors or advisory board or voluntarily terminates his services to the Company or any of its affiliates.

For purposes of this Agreement “Cause” means as to Mr. Strong (i) the commission of a felony by such person, (ii) acts of dishonesty by such person, resulting or intending to result in personal gain or enrichment at the expense of the Company or any of its affiliates, (iii) the material breach of any employment agreement(s) with the Company or any of its affiliates, if any, by such person, (iv) the contravention by such person of specific written lawful directions from the Board of Directors of the Company or any of its affiliates, (v) conduct by such person in connection with his duties under his employment agreement(s), if any, with the Company or any of its affiliates, that is fraudulent, unlawful, or negligent, or (vi) misconduct by such person which seriously discredits or damages the Company or any of its affiliates.

“Good Reason” means with respect to Mr. Strong, the occurrence of any of the following without such person’s written consent:  (i) action by the Company or any of its affiliates that results in a material diminution in such person’s position, authority, duties or responsibilities; (ii) the failure by the Company or any of its affiliates to make any payment or provide any award or benefit to such person under any employment agreement(s) pursuant to the terms thereof; or (iii) the breach by the Company or any of its affiliates of any material term of any employment agreement(s) with such person, provided that the Company or any of its affiliates shall have failed to cure the deficiency that results in “Good Reason” within fifteen (15) business days after receipt of written notice from such person specifying the nature of the deficiency in reasonable detail; and provided, further, that a change in Mr. Strong’s position, authority, duties or responsibilities in connection with a management succession plan approved by the Board of Directors of the Company or any of its affiliates shall not constitute “Good Reason.”

Notwithstanding the foregoing, in the event Mr. Strong is subject to an employment agreement or other agreement with the Company or any of its affiliates that contains a definition of Cause and/or Good Reason, the terms “Cause” and “Good Reason” as used in this Agreement shall have the same meaning as ascribed to such term in such employment agreement.

                2.             Termination of Repurchase Rights.  The Company’s right to repurchase under Section 1 above shall terminate as to the Purchaser, at the earliest of (i) December 31, 2007, (ii) the date upon which Cerberus Capital Management, L.P. (“Cerberus”) or its affiliated companies no longer holds more than 50% of the voting power of the Company or (iii) the termination of the employment of Mr. Strong with the Company or any of its affiliates by reason of (x) disability, (y) resignation with Good Reason or (z) termination without Cause (the “Termination Date”), provided, however, that any right to repurchase arising prior to the Termination Date shall survive the Termination Date until the expiration of the six-month period set forth in Section 1 above or the 90-day extended period set forth in Section 3 below.

                3.             Mechanics.  Upon the occurrence of an event that entitles the Company to repurchase any of the Shares from the Purchaser pursuant to Section 1 above, the Company shall, by written notice to such person within the applicable six-month period after such event, notify such person of such number of Shares, if any, to be purchased by the Company (the “Purchase Notice”).  The Company and such person shall consummate such purchase on a date to be agreed upon (not later than 10 calendar days after the delivery of the Purchase Notice) by delivery by such person of certificate(s) representing the Shares to be repurchased and by delivery of the purchase price therefor by the Company by check or wire transfer.

                                If such purchase of Shares by the Company is prohibited pursuant to the terms of any agreement to which the Company is a party, the period during which the Company may make such purchase shall be extended for a period of 90 days from the expiration of the six-month period set forth in Section 1 above.  If the Company does not exercise its right to repurchase all Shares eligible to be repurchased pursuant to Section 1 within the applicable six-month or 90-day extended period, the Company’s right to repurchase such Shares pursuant to Section 1 above shall completely lapse.

                4.             Transfer Restrictions.  Prior to the Termination Date, the Purchaser may not sell, dispose of or otherwise transfer any Shares owned by it without the consent of the Company except to the Company in accordance with this Agreement and, provided that the consent of the Company has been obtained, upon compliance in any other sale upon consent of the Company upon compliance with Sections 7.1, 7.2 and 7.6 of the Shareholders’ Agreement dated October 1, 2003 by and among the Company and the persons listed on the signature pages thereto and as amended by Amendment No. 1 thereto dated as of the same date hereof.

5.             Further Action.  Each party hereto agrees to execute and deliver any instrument and take any action that may reasonably be requested by any other party for the purpose of effectuating the provisions of this Agreement.

6.             General Provisions.

6.1           Effectiveness.  This Agreement shall be effective upon the Effective Time (as defined in the Agreement and Plan of Merger, dated November 4, 2003 by and among TIHL, VEX Merger Subsidiary Corp. and ITXC Corp. (the “Merger Agreement” of the Merger (as defined in the Merger Agreement).  In the event that the Merger Agreement is terminated prior to the Effective Time, this Agreement shall be null and void and of no further force and effect.

6.2           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

6.3           Binding.  This Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser, their respective successors, administrators, representatives, heirs and assigns.

6.4           Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5           Entire Agreement.  This Agreement embodies the entire agreement and understanding of the Company and the Purchaser hereto in respect of the subject matter contained herein.  There are no restrictions, promises, warranties, covenants, or understandings, other than those expressly set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings between the Company and the Purchaser with respect to such subject matter.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the Company and the Purchaser.

[Remainder of page intentionally blank.  Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

THE COMPANY:

TELEGLOBE BERMUDA
HOLDINGS LTD

By:	/s/ Lenard Tessler
Name: Lenard Tessler
Title: Chairman

PURCHASER:

GEMINI TRUST

By:	ROYAL BANK OF CANADA TRUST COMPANY (BAHAMAS) LIMITED, as Trustee

By:	/s/ Barbara Carroll
Name: Barbara Caroll
Title: Senior Trust Officer

By:	/s/ Daphne Moss
Name: Daphne Moss
Title: Senior Trust Officer

SCHEDULE A

(reflects post-bonus share issuance)

Purchaser	Number of Shares
Gemini Trust	1,096,163.523